Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121
Community Bank System Reports
 Fourth Quarter and Full Year 2015 Results

- Completed the acquisition of Oneida Financial Corp.
- Dividend increased for the 23rd consecutive year
- Full year organic loan growth of 4%
- Full year operating EPS improves to $2.30 per share

                        SYRACUSE, N.Y. — January 20, 2016 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2015 net income of $20.1 million, compared with $23.1 million earned in the fourth quarter of 2014.  Diluted earnings per share totaled $0.47 for the fourth quarter of 2015, nine cents per share lower than the $0.56 per share reported in the fourth quarter of 2014, and included $5.7 million of acquisition expenses, or nine cents per share.  Full year 2015 net income of $91.2 million, or $2.19 per share, was 1.4% below 2014's earnings per share of $2.22, and included $7.0 million of acquisition expenses, or $0.11 per share, while 2014’s full year results included $0.1 million of acquisition expenses and a $2.8 million litigation settlement charge, or $0.05 per share.  Operating earnings per share, which adds back the tax-effected impact of acquisition expenses and the litigation settlement charge, was $2.30 in 2015 and was 1.8% or $0.04 per share, above 2014’s operating earnings of $2.26 per share.

“Our record annual operating results were driven by productive earning-asset growth, a continuation of excellent credit quality, and disciplined expense management,” said President and Chief Executive Officer Mark E. Tryniski.  “After a very slow start to our lending activity in the first quarter of 2015, we were able to generate solid volume growth in each of the last three quarters, resulting in full-year organic loan growth of four percent.  We completed the acquisition of Oneida Financial Corp. in early December 2015, which further extends and strengthens our Central New York service area by expanding our market presence in the Syracuse and Utica-Rome metropolitan areas.  This transaction also adds to our product and service offerings in insurance, benefits administration, and wealth management, while combining two organizations with similar cultures and the same history of exceptional service to our customers and our communities.”

Total revenue for the fourth quarter of 2015 was $98.1 million, an increase of $6.5 million, or 7.0%, over the prior year quarter, and included the activities of Oneida Financial Corp. (“Oneida Financial” or “Oneida”) after December 4, 2015.  The higher revenue was generated as a result of a 9.2% increase in average earning assets and growth in noninterest income from acquired and organic sources, which more than offset a 19 basis-point reduction in net interest margin from the prior year quarter.  Fourth quarter net interest income was $65.0 million, an increase of $3.2 million, or 5.2%, compared to the fourth quarter of 2014.  Modestly lower funding costs were offset by a 20-basis point decline in earning asset yields, the result of lower interest rates on investment securities.  Average loan balances grew $235.9 million, or 5.6%, and average loan yields remained stable at 4.43% year-over-year, resulting in a $2.4 million increase in quarterly loan interest income.  Investment income was $1.0 million higher than the fourth quarter of 2014, as average investment securities (including cash equivalents) increased by $378.0 million, more than offsetting the yield decline of 44 basis points, principally the result of the decision to pre-invest and retain the net liquidity provided by the Oneida Financial transaction earlier in 2015.  Wealth management and insurance services increased $2.5 million, or 57.2%, compared to fourth quarter of 2014, principally from the Oneida Financial acquisition.  Fourth quarter revenues from employee benefit services increased $0.7 million, or 6.6% year-over-year, capping off another record annual performance.  Revenues from mortgage banking and other services were in-line with the fourth quarter of 2014, and were $1.0 million lower than the third quarter’s results which included the Company’s annual dividend from certain pooled retail insurance programs of $0.7 million, or just over one cent per share.  Quarterly deposit service fees increased 0.8% year-over-year, principally from the Oneida acquisition, as slightly higher core card-related revenues were more than offset by the continuing trend of lower fees from account overdraft protection programs.

Fourth quarter 2015 operating expenses of $65.0 million increased $8.3 million versus the fourth quarter of 2014, and included $5.7 million of acquisition expenses, as well as the core operating expenses of the Oneida transaction since December 4, 2015.

The fourth quarter 2015 provision for loan losses of $3.3 million was $0.8 million higher than the fourth quarter of 2014, and reflected net charge-offs of $3.5 million, including one large commercial net charge-off of $1.0 million, and organic loan growth of $95.2 million during the quarter.  The one large commercial net charge-off in the quarter related to a relationship that had been partially reserved for in a prior quarter.

The Company’s effective tax rate for the fourth quarter of 2015 was 32.7%, compared to the 28.8% rate in the fourth quarter of 2014, with the majority of the increase related to certain statutory changes to state tax rates and reporting structures enacted over the past two years.

Financial Position

Average earning assets of $7.30 billion for the fourth quarter of 2015 were up $614.0 million from the fourth quarter of 2014, and were $178.7 million higher than the third quarter of 2015.  Compared to the prior year, quarterly average earning asset balances included growth of $235.9 million in average loan balances, including the impact of the acquired Oneida loans for the month of December, while average investment securities and interest-earning cash balances increased by $378.0 million, predominantly from incremental investment purchases related to the net liquidity provided by the Oneida Financial acquisition.  Average deposit balances grew $365.1 million, or 6.1%, compared to the fourth quarter of 2014.  Average borrowings in the fourth quarter of 2015 of $607.8 million were $201.2 million higher than the prior year quarter, reflective of the liquidity pre-investment decision related to the Oneida Financial transaction.

Ending loans at December 31, 2015 increased $565.2 million, or 13.3% year-over-year, reflecting productive organic growth in each of the Company’s lending portfolios, and $396.1 million of loans acquired in the Oneida transaction.  Investment securities totaled $2.85 billion at December 31, 2015, up $335.0 million from the end of 2014.  Total deposits of $6.87 billion at year-end were $938.2 million above the end of 2014, and included $678.8 million of deposits acquired in the Oneida transaction.  Ending borrowings of $403.4 million were $256.8 million lower than the end of the third quarter, reflective of the payoff of certain short-term instruments in December after the Oneida closing, which were replaced by acquired deposit funding.

Shareholders’ equity of $1.14 billion at December 31, 2015 was $152.7 million, or 15.5%, higher than the prior year-end, due to strong earnings generation and capital retention over the last four quarters, and the issuance of 2.38 million shares of common stock, or $102.2 million, reflecting the equity portion of the consideration in the Oneida transaction.  The Company’s net tangible equity to net tangible assets ratio was 8.59% at December 31, 2015, compared to 8.92% at the end of 2014, reflective of the growth of the Company’s balance sheet, including the intangible assets created, in the Oneida acquisition.   The 9 Company’s Tier 1 leverage ratio rose to 10.32% for the current quarter, up 36 basis points from the fourth quarter of 2014.

As previously announced, in December 2014 the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.0 million shares of the Company’s common stock during a twelve-month period starting January 1, 2015.  Such repurchases may be made at the discretion of the Company’s senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company repurchased 265,230 shares of its common stock in the first quarter of 2015.  No additional shares were repurchased in the last three quarters of 2015.  In December 2015, the Company’s directors approved a similar program for 2016, authorizing the repurchase of up to 2.2 million shares of the Company’s common stock.

Asset Quality

The Company’s asset quality metrics continue to be favorable and stable and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $3.5 million for the fourth quarter, compared to $2.5 million for the fourth quarter of 2014 and $1.6 million for the third quarter of 2015.  The fourth quarter’s results included a net charge-off of $1.0 million related to one commercial relationship that had been partially reserved for in a prior quarter.  Net charge-offs as an annualized percentage of average loans measured 0.31% in the fourth quarter of 2015, compared to 0.23% in the prior year fourth quarter and 0.15% in the third quarter of 2015.  Full year 2015 net charge-offs were $6.4 million, or 0.15% of average loans, consistent with $6.2 million of net charge-offs in 2014, which was also 0.15% of average loans.  Nonperforming loans as a percentage of total loans at December 31, 2015 were 0.50%, compared to 0.56% of total loans at December 31, 2014.  The total loan delinquency ratio of 1.16% at the end of the fourth quarter was down 30 basis points from the end of the fourth quarter of 2014.  The fourth quarter provision for loan losses of $3.3 million was $0.8 million, or 31.5%, higher than the fourth quarter of 2014.  The allowance for loan losses to nonperforming loans was 190% at December 31, 2015, comparable with the 190% and 181% levels at the end of the fourth quarter of 2014 and the third quarter of 2015, respectively.

Dividend Increase

In August the Company declared a quarterly cash dividend of $0.31 per share on its common stock, marking its 23rd consecutive year of dividend increases.  President and Chief Executive Officer, Mark E. Tryniski, commented, “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders.  The increase reflected the continued strength of both our current operating performance and capital position.”  The one cent increase in the Company’s quarterly cash dividend over the same quarter of the prior year, or 3.3% higher, represents an annualized yield of 3.4% based on its’ closing price of $36.13 on January 19, 2016.

Oneida Financial Corp

In the first quarter of 2015, the Company announced the signing of a definitive agreement to acquire Oneida Financial Corp., the parent company of Oneida Savings Bank.  Under the terms of the agreement, shareholders of Oneida Financial Corp. received merger consideration equivalent to 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida Financial Corp. common stock they held, subject to the election and proration provisions of the agreement providing for an overall 60% stock and 40% cash apportionment.  The transaction was completed on December 4, 2015.  The total consideration for the acquisition was approximately $158.5 million, comprised of the issuance of 2.38 million shares of Community Bank System, Inc. common stock and $56.3 million in cash.  The Company acquired approximately $399 million of loans, $308 million of cash equivalents and investment securities, and $699 million of deposits, as well as the business assets and activities associated with Oneida’s insurance, wealth management and employee benefit services businesses.

CBU Highly Ranked in Forbes Analysis

Forbes.com published its seventh annual ranking of the country’s 100 largest banks in early January 2015.  The analysis considers 10 metrics related to our industry which includes asset quality, capital adequacy, growth and profitability, and includes financial institutions which range in size from $7 billion to $2.4 trillion in assets.  Once again, Community Bank System, Inc. appeared near the top of the list as the 8th highest rated financial institution based the Forbes analysis.  In the seven years that Forbes has produced this comparison, the Company has never been ranked lower than 12th, and has been in the top 10 for five of the years.  The Company believes that this reflects its consistently strong operating performance during this period.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Thursday, January 21st) to discuss fourth quarter and full year results.  The conference call can be accessed at 888-337-8169 (719-325-2454 if outside United States and Canada) using the conference ID code 2415903.  Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/12715.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.6 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Earnings
Loan income	$49,321	$46,878	$187,743	$185,527
Investment income	18,683	17,707	71,879	70,693
Total interest income	68,004	64,585	259,622	256,220
Interest expense	3,015	2,829	11,202	11,792
Net interest income	64,989	61,756	248,420	244,428
Provision for loan losses	3,327	2,531	6,447	7,178
Net interest income after provision for loan losses	61,662	59,225	241,973	237,250
Deposit service fees	13,605	13,496	52,747	52,756
Revenues from mortgage banking and other banking services	1,061	1,149	4,960	5,814
Wealth management and insurance services	6,825	4,341	20,208	17,870
Employee benefit services	11,661	10,942	45,388	42,580
Gain(loss) on sale of investments	(4)	0	(4)	0
Total noninterest income	33,148	29,928	123,299	119,020
Salaries and employee benefits	33,138	30,987	126,356	123,077
Occupancy and equipment	6,702	6,724	27,593	27,948
Amortization of intangible assets	1,021	994	3,663	4,287
Litigation settlement	0	0	0	2,800
Acquisition expenses	5,720	0	7,038	123
Other	18,408	17,979	68,414	68,345
Total operating expenses	64,989	56,684	233,064	226,580
Income before income taxes	29,821	32,469	132,208	129,690
Income taxes	9,759	9,336	40,987	38,337
Net income	20,062	23,133	91,221	91,353
Basic earnings per share	$0.48	$0.57	$2.21	$2.24
Diluted earnings per share	$0.47	$0.56	$2.19	$2.22

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015				2014
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$49,321	$47,040	$45,791	$45,591	$46,878
Investment income	18,683	18,244	18,089	16,863	17,707
Total interest income	68,004	65,284	63,880	62,454	64,585
Interest expense	3,015	2,921	2,652	2,614	2,829
Net interest income	64,989	62,363	61,228	59,840	61,756
Provision for loan losses	3,327	1,906	591	623	2,531
Net interest income after provision for loan losses	61,662	60,457	60,637	59,217	59,225
Deposit service fees	13,605	13,459	13,213	12,470	13,496
Revenues from mortgage banking and other banking services	1,061	2,045	799	1,055	1,149
Wealth management and insurance services	6,825	4,552	4,385	4,446	4,341
Employee benefit services	11,661	11,330	11,322	11,075	10,942
Gain(loss) on sale of investments	(4)	0	0	0	0
Total noninterest income	33,148	31,386	29,719	29,046	29,928
Salaries and employee benefits	33,138	31,179	31,010	31,029	30,987
Occupancy and equipment	6,702	6,652	6,844	7,395	6,724
Amortization of intangible assets	1,021	843	880	919	994
Acquisition expenses	5,720	562	361	395	0
Other	18,408	16,843	16,953	16,210	17,979
Total operating expenses	64,989	56,079	56,048	55,948	56,684
Income before income taxes	29,821	35,764	34,308	32,315	32,469
Income taxes	9,759	10,742	10,468	10,018	9,336
Net income	20,062	25,022	23,840	22,297	23,133
Basic earnings per share	$0.48	$0.61	$0.58	$0.55	$0.57
Diluted earnings per share	$0.47	$0.60	$0.58	$0.54	$0.56
Profitability
Return on assets	0.98%	1.25%	1.25%	1.21%	1.22%
Return on equity	7.41%	9.77%	9.44%	8.97%	9.35%
Return on tangible equity(3)	10.98%	14.82%	14.40%	13.74%	14.57%
Noninterest income/operating income (FTE) (1)	32.8%	32.4%	31.6%	31.6%	31.3%
Efficiency ratio (2)	57.6%	56.4%	58.3%	59.4%	58.3%
Components of Net Interest Margin (FTE)
Loan yield	4.43%	4.40%	4.40%	4.45%	4.43%
Cash equivalents yield	0.25%	0.22%	0.28%	0.20%	0.19%
Investment yield	2.98%	2.94%	3.15%	3.22%	3.43%
Earning asset yield	3.86%	3.81%	3.92%	3.99%	4.06%
Interest-bearing deposit rate	0.14%	0.14%	0.15%	0.16%	0.16%
Borrowing rate	0.83%	0.72%	0.84%	1.01%	0.88%
Cost of all interest-bearing funds	0.22%	0.21%	0.20%	0.21%	0.22%
Cost of funds (includes DDA)	0.17%	0.17%	0.16%	0.17%	0.18%
Net interest margin (FTE)	3.70%	3.65%	3.76%	3.83%	3.89%
Fully tax-equivalent adjustment	$3,041	$3,162	$3,115	$3,085	$3,804

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015				2014
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$4,459,575	$4,287,062	$4,211,962	$4,190,823	$4,223,653
Cash equivalents	12,448	12,395	11,325	18,080	11,260
Taxable investment securities	2,214,690	2,187,818	2,031,234	1,845,295	1,830,375
Nontaxable investment securities	614,891	635,627	607,585	611,330	622,365
Total interest-earning assets	7,301,604	7,122,902	6,862,106	6,665,528	6,687,653
Total assets	8,161,843	7,919,966	7,678,719	7,489,179	7,495,814
Interest-bearing deposits	4,943,210	4,739,513	4,777,195	4,704,003	4,689,788
Borrowings	607,771	675,958	438,931	327,791	406,610
Total interest-bearing liabilities	5,550,981	5,415,471	5,216,126	5,031,794	5,096,398
Noninterest-bearing deposits	1,405,416	1,363,022	1,321,738	1,319,499	1,293,760
Shareholders' equity	1,074,243	1,016,448	1,012,470	1,008,394	981,737
Balance Sheet Data
Cash and cash equivalents	$153,210	$156,836	$143,047	$150,533	$138,396
Investment securities	2,847,939	2,917,263	2,868,050	2,656,424	2,512,974
Loans:
Consumer mortgage	1,769,754	1,621,862	1,608,064	1,605,019	1,613,384
Business lending	1,497,271	1,288,772	1,295,889	1,239,529	1,262,484
Consumer indirect	935,760	872,988	837,449	804,300	833,968
Home equity	403,514	345,446	340,578	338,979	342,342
Consumer direct	195,076	184,479	181,623	176,084	184,028
Total loans	4,801,375	4,313,547	4,263,603	4,163,911	4,236,206
Allowance for loan losses	45,401	45,588	45,282	45,005	45,341
Intangible assets, net	484,146	384,525	385,515	386,054	386,973
Other assets	311,400	270,583	293,838	264,122	260,232
Total assets	8,552,669	7,997,166	7,908,771	7,576,039	7,489,440
Deposits:
Noninterest-bearing	1,499,616	1,357,554	1,337,101	1,316,621	1,324,661
Non-maturity interest-bearing	4,569,310	4,081,796	4,020,192	4,055,976	3,837,603
Time	804,548	708,760	729,527	753,950	773,000
Total deposits	6,873,474	6,148,110	6,086,820	6,126,547	5,935,264
Borrowings	301,300	558,100	566,200	195,700	338,000
Subordinated debt held by unconsolidated subsidiary trusts	102,146	102,140	102,134	102,128	102,122
Accrued interest and other liabilities	135,102	143,790	153,278	138,262	126,150
Total liabilities	7,412,022	6,952,140	6,908,432	6,562,637	6,501,536
Shareholders' equity	1,140,647	1,045,026	1,000,339	1,013,402	987,904
Total liabilities and shareholders' equity	8,552,669	7,997,166	7,908,771	7,576,039	7,489,440
Capital
Tier 1 leverage ratio	10.32%	10.09%	10.20%	10.23%	9.96%
Tangible equity/net tangible assets (3)	8.59%	9.14%	8.63%	9.19%	8.92%
Diluted weighted average common shares O/S	42,373	41,470	41,265	41,247	41,248
Period end common shares outstanding	43,775	41,019	40,877	40,724	40,748
Cash dividends declared per common share	$0.31	$0.31	$0.30	$0.30	$0.30
Book value	$26.06	$25.48	$24.47	$24.88	$24.24
Tangible book value(3)	$15.90	$17.05	$15.96	$16.31	$15.63
Common stock price (end of period)	$39.94	$37.17	$37.77	$35.39	$38.13

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015				2014
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$21,727	$23,133	$21,440	$20,984	$20,731
Accruing loans 90+ days delinquent	2,196	2,075	1,558	1,699	3,106
Total nonperforming loans	23,923	25,208	22,998	22,683	23,837
Other real estate owned (OREO)	2,088	2,531	2,324	1,767	1,855
Total nonperforming assets	26,011	27,739	25,322	24,450	25,692
Net charge-offs	3,515	1,600	314	959	2,462
Allowance for loan losses/loans outstanding	0.95%	1.06%	1.06%	1.08%	1.07%
Nonperforming loans/loans outstanding	0.50%	0.58%	0.54%	0.54%	0.56%
Allowance for loan losses/nonperforming loans	190%	181%	197%	198%	190%
Net charge-offs/average loans	0.31%	0.15%	0.03%	0.09%	0.23%
Delinquent loans/ending loans	1.16%	1.19%	1.09%	1.19%	1.46%
Loan loss provision/net charge-offs	95%	119%	188%	65%	103%
Nonperforming assets/total assets	0.30%	0.35%	0.32%	0.32%	0.34%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$18,804	$20,504	$18,558	$18,278	$17,676
Accruing loans 90+ days delinquent	1,802	1,876	1,463	1,325	2,828
Total nonperforming loans	20,606	22,380	20,021	19,603	20,504
Other real estate owned (OREO)	1,546	1,720	1,518	1,357	1,469
Total nonperforming assets	22,152	24,100	21,539	20,960	21,973
Net charge-offs	3,420	1,473	425	877	2,098
Allowance for loan losses/loans outstanding	1.05%	1.10%	1.11%	1.14%	1.14%
Nonperforming loans/loans outstanding	0.49%	0.55%	0.50%	0.50%	0.52%
Allowance for loan losses/nonperforming loans	212%	201%	223%	226%	221%
Net charge-offs/average loans	0.34%	0.14%	0.04%	0.09%	0.21%
Delinquent loans/ending loans	1.19%	1.14%	1.04%	1.11%	1.39%
Loan loss provision/net charge-offs	62%	127%	191%	61%	125%
Nonperforming assets/total assets	0.28%	0.31%	0.28%	0.29%	0.30%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $39.7 million at 12/31/15) generated from tax deductible goodwill.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.